Exhibit 99.2
Bristow Group Announces Closing of 7 1/2% $50 Million Senior Notes due 2017
HOUSTON, November 13 /PRNewswire-FirstCall/ —Bristow Group Inc. (“Bristow”) (NYSE: BRS) today announced the closing of its private offering of $50 million of senior notes due 2017. The notes priced at 101.25, plus accrued interest from September 15, 2007, and will carry an interest rate of 7 1/2%. The notes sold and Bristow’s existing $300 million in principal amount of 7 1/2% senior notes due 2017 will have identical terms and will be treated as a single class of securities under the same indenture.
Bristow intends to use the net proceeds from the offering to fund additional aircraft purchases under commitments and options and for general corporate purposes. Interest is payable on March 15 and September 15 of each year, beginning March 15, 2008.
The notes will not initially be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.
The notes may be resold by the initial purchaser pursuant to Rule 144A and Regulation S under the Securities Act.
This news release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Certain matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, including the offering of the notes and the use of proceeds therefrom. These risks and uncertainties include, among other things, the stability of the capital markets, other market conditions, and other factors and uncertainties inherent in providing helicopter transportation and related services discussed in Bristow’s filings with the Securities and Exchange Commission. Specifically, Bristow cannot assure you that the proposed transaction described above will be consummated on the terms currently contemplated, if at all. Bristow disclaims any obligation to update publicly its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Bristow Group Inc.
Joe Baj, Treasurer
(713) 267-7605
joe.baj@bristowgroup.com
SOURCE: Bristow Group Inc.
CONTACT: Joe Baj, Treasurer of Bristow Group Inc., +1-713-267-7605
joe.baj@bristowgroup.com